                                                                EXHIBIT A.(3)(b)

Variable Contract Supplement -- General Agent

(a) General. This supplement is a part of your General Agent's Contract to which it is attached and is subject to all its terms, definitions and conditions. This supplement describes both the compensation we will provide on your variable contract business and your responsibilities with respect to the solicitation, sale or distribution of these contracts for us.

(b) Definitions.  Whenever we use the following words this is what we mean:

Personal Variable Annuity Business. All variable annuities, which are registered, contain identifiable sales charges and have contract values varying with the investments in a separate account, which we issue on applications you obtain. This does not include group or fixed annuities.

Personal Variable Adjustable Life Business. The Variable Adjustable Life and any other Variable Adjustable Life insurance policies which we may issue on applications you obtain. This does not include group or fixed annuities.

Personal Annuitization Business. The election of an annuity payment option which you initiate for a deferred annuity (except for Policy Form 87-9154).

Agency Variable Annuity Business. All variable annuities which are registered, contain identifiable sales charges and have contract values varying with the investments in a separate account, which we issue on applications you or your agents obtain. This does not include group or fixed annuities.

Agency Variable Adjustable Life Business. Variable Adjustable Life insurance policies which we may issue on applications you and your agents obtain. This does not include group or fixed annuities.

Agency Annuitization Business. The election of any annuity payment option which you or one of your agents initiate for a deferred annuity (except for Policy Form 87-9154).

Earned Premium. Money which we have received in our home office and applied to pay the premiums due on variable contract business.

First-Year Premiums. Premiums due on a policy during the first policy year.

First-Year Commissions.  Commissions on earned first-year premiums.

Production Bonus. An amount credited on first-year premiums paid on your Agency Variable Annuity and Agency Variable Adjustable Life Business.

Renewal Premium.  Premiums due on a policy after the first policy year.

Renewal Commissions. Commissions on earned renewal premiums during the second through the tenth policy year.

Trailing Commissions. Commissions on Qualifying Accumulation Values at the end of each calendar quarter.

Quality Bonus. An amount credited on each renewal premium paid on your personal and agency Variable Adjustable Life business in the second and third policy years.

Service Fees. The amount credited on each renewal premium paid on your Variable Adjustable Life business and amount credited on each renewal premium paid on Variable Annuity business after the tenth policy year.

Variable Contracts. Personal and agency variable annuity business and personal and agency variable adjustable life business.

(c) Licenses. You will do all things necessary to get, and to keep in good standing, all licenses which you will need to solicit and sell variable contracts as a life insurance salesman for us in the jurisdictions in which you do business.

(d) Broker-Dealer. You will do all things necessary to get, and to keep in good standing, all licenses which you will need to solicit and sell variable contracts for us and which are required because of your status as a registered representative of the broker-dealer authorized to distribute the variable contracts as our agent. You will also contract with the broker-dealer, such contract to govern your conduct and undertakings with respect to the sale of our variable contracts.

(e) This Agreement. For all purposes under this supplement, we will consider the variable contracts to be our products.

(f)  Commissions on variable contracts.

   (1) First-Year Commissions.

       Commissions are a percentage of earned first-year premiums on your personal business.

                      Kind of Policy               Rate of Commission
                      --------------               ------------------

              *Personal Variable
                Adjustable Life Business                    50%

              Personal Variable Annuity Business
                (Forms 84-9091 and 84-9092)                  3%

              *Target Premium Definition -- 50% first-year commission rate applies to premium up to whole life plan of insurance. Premiums in excess will receive a 4% first-year commission rate.

       First-year commissions are vested and will be credited to you as they become due.

   (2) Renewal Commissions.

       Renewal commissions are percentages of earned renewal premiums during the second through tenth policy years on your personal business.

                                                   Rate of Commission
                                                   ------------------

                                                   Second Policy Year
               Kind of Policy                   Through Tenth Policy Year
               --------------                   -------------------------

           Personal Variable Adjustable                      4%
                Life Business

         Personal Variable Annuity Business
             (Forms 84-9091 and 84-9092)                     3%

       Renewal commissions will be vested as described in Section 7(d) of the General Agent's contract.

   (3) Trailing Commissions on Personal Variable Annuity Business

       (i) MultiOption Annuities (Policy Forms 84-9091 and 84-9092)

           Trailing commissions are payable in an amount equal to .03125% of Qualifying Accumulation Values at the end of each calendar quarter (.125% annually); provided, that such trailing commissions will not be paid unless the aggregate of all Qualifying Accumulation Values, as of the end of the quarter for which such trailing commissions are determined, is at least:

                    Aggregate Value of              For Calendar Quarters
              Qualifying Accumulation Values              Ending In
              ------------------------------        ---------------------
                        $ 60,000                            1993
                          70,000                            1994
                          80,000                            1995
                          90,000                            1996
                         100,000                       1997 and later


           "Qualifying Accumulation Values" means, with respect to each MultiOption annuity contract included in your Personal Variable Annuity Business, all separate account accumulation values held under such contract; provided, that the separate account accumulation values held under any contract shall not be Qualifying Accumulation Values unless such separate account accumulation values are at least:

                         Single Premium Contracts
                         ------------------------
                                  $10,000

                        Flexible Payment Contracts
                        --------------------------

                            $15,000 in contract years 1-5
                            $25,000 in contract years 6-10
                         $35,000 in contract years 11 and later

            Trailing commissions will be paid during the month following the end of each quarter. No trailing commissions will be paid after your General Agency relationship has been terminated.

       (ii) MegAnnuity (Policy Form 87-9154)

            Trailing commissions are payable in an amount equal to .05% of accumulation values in excess of $5 million, as of the end of each calendar quarter (.20% annually), held under MegAnnuity contracts included in your agents' Variable Annuity Business. Your margin is 50% of those trailing commissions.

            Trailing commissions will be paid during the month following the end of each quarter. No trailing commissions will be paid after your General Agency relationship has been terminated.

(g) Commissions on Personal Annuitization Business. We agree to credit to you a one-time commission on your personal annuitization business if the values have been held by us in a deferred annuity for at least five years. If those values have been held by us in a deferred annuity for more than five but less than ten years, we will credit to you 1.5% of those values. If the values have been held by us in a deferred annuity for more than ten years, we will credit to you an amount equal to 3% of those values.

(h) Margins and Expense Allowance on Variable Contracts. We agree to credit you with margins and an expense allowance on certain of your agency Variable Annuity (except for Policy Form 87-9154) and all Variable Adjustable Life insurance business.

For all Variable Adjustable Life business written by you and your agents, we will calculate the first-year margins according to the schedule in the Contract Update. For Variable Annuity Contracts written by you and your agents, we will credit to you first-year margins in an amount equal to 50% of all earned first-year commissions.

On Variable Adjustable Life business, on the second through the tenth policy years, we will credit to you renewal margins in an amount equal to 1 1/2% and an expense allowance equal to 1 1/2% of the earned renewal premiums credited to your agency. On Variable Annuity business we will credit to you as renewal margins an amount equal to 50% of the earned renewal commissions credited to your agency.

First-year and renewal margins are vested and will be credited to you as they become due. The vesting of renewal margins will be as stated in Section 8 of the General Agent's Contract; however, renewal margins for Flexible Payment Variable Annuity business will be vested at 25% of those earned renewal commissions. No expense allowance will be credited after your General Agency relationship has been terminated.

Trailing margins will be credited to you for each MultiOption annuity contract (Policy Forms 84-9091 and 84-9092) on which a trailing commission is paid to you or your agents (the "Trailing Commission Contracts"), in an amount equal to 100% of such trailing commissions; provided, that such trailing margins will not be credited unless the aggregate separate account accumulation values held under the Trailing Commission Contracts, as of the end of the quarter for which such trailing margins are determined, is at least:

                    Aggregate Value of                   For Calendar Quarters
            Separate Account Accumulation Values               Ending In
            ------------------------------------         ---------------------
                         $  600,000                              1993
                            700,000                              1994
                            800,000                              1995
                            900,000                              1996
                          1,000,000                         1997 and later


Trailing margins will also be credited to you for each MegAnnuity contract (Policy Form 87-9154) on which a trailing commission is paid to you or your agents in an amount equal to 50% of such trailing commissions.

No trailing margins will be paid after your General Agency relationship has been terminated.

(i) Margins on Agency Annuitization Business. We agree to credit you with a one-time margin on your agency annuitization business in an amount equal to 50% of all commissions paid on your agency annuitization business. They will be credited to you as long as you or one of your agents is the agent of record.

(j) Commission and Margin Adjustment. We reserve the right to refund any purchase payments credited to our General Account under a variable contract. If we do make such a refund, we will charge you with the amount of any commission or any margin previously paid on the refunded payment. All charges thus made will be a debt which you owe us and will become a first lien against any and all amounts due you; we may offset this debt against any amount which we would otherwise credit to you under the General Agent's contract.

(k) Production Bonus. We will credit you with a production bonus on first-year earned commissions, which you and your agents earn on Flexible Payment Variable Annuities (except for Policy Form 87-9154) and Variable Adjustable Life. No production bonus will be paid on commissions for Single Payment Variable Annuities, or annuitization business. We will calculate the production bonus according to the schedule shown in the Contract Update.

(l) Quality Bonus. We will credit you with a quality bonus for each renewal premium paid on your personal and agency Variable Adjustable Life business in the second and third policy years. We will calculate the quality bonus according to the schedule shown in the Contract Update.

(m)  Service Fees.

     (1) On agency business, we will credit you with a service fee for each renewal premium paid on your Variable Adjustable Life and Variable Annuity business (except for

       Policy Form 87-9154) for the eleventh and later policy years. The amount of the service fee payment on Variable Adjustable Life business is as shown in the Contract Update on your agency business. The amount of service fee payment on Variable Annuity business is 1.5% of renewal premiums paid.

   (2) On your personal business, we will credit you with a service fee for each renewal premium paid on your Variable Adjustable Life business for the second and later policy years. The amount of the service fee payment is as shown in the Contract Update for life-earned renewal premiums on your personal business. We will credit you with a service fee for each renewal premium paid on your Variable Annuity business (except for Policy Form 87-9154) for the eleventh and later years. The amount of service fee payment is 3% of renewal premiums paid.

(n) All provisions of Sections 6-10 and 12 of the General Agent's contract will apply where applicable to any compensation payable under this supplement.

(o) Minimum Production Requirements. In determining whether you have satisfied the minimum production requirements shown in the Contract Update, we will give you credit for your Variable Annuity business and Variable Adjustable Life business. The credit will be equal to 100% of commission credited on your Variable Adjustable Life and Variable Annuity business.

(p) Termination of This Supplement. We reserve the right to modify or terminate this supplement at any time; however, any such modification or termination will be made uniformly among all of our agencies of the same class or as required by law or other competent authority.

(q) Effective Date. This supplement shall become effective as of the date shown below.

Executed this _____ day of _________________, 19___.


-------------------------
General Agent's Signature

THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY

By
  -----------------------
  Authorized Officer

               Minnesota Mutual
               The Minnesota Mutual Life Insurance Company
               400 Robert Street North
               St. Paul, MN  55101-2098


F. 36072 Rev. 1/94

Variable Contract Supplement -- Agent

(a) General. This supplement is a part of your Agent's Contract to which it is attached and is subject to all its terms, definitions and conditions. This supplement describes both the compensation we will provide on your variable contract business and your responsibilities with respect to the solicitation, sale or distribution of these contracts for us.

(b) Definitions.  Whenever we use the following words this is what we mean:

Variable Annuity Business. All variable annuities, which are registered, contain identifiable sales charges and have contract values varying with the investments in a separate account, which we issue on applications you obtain. This does not include group or fixed annuities.

Variable Adjustable Life Business. The Variable Adjustable Life insurance policies which we may issue on applications you obtain. This does not include group or fixed annuities.

Variable Contracts. Variable annuity business and variable adjustable life business.

Annuitization Business. The election of an annuity payment option which you initiate for a deferred annuity (except for Policy Form 87-9154).

Earned Premium and Contributions. Money which we have received in our home office and applied to pay the premiums due or contributions on Variable contract business.

First-Year Premiums and Contributions. Premiums due or contributions paid on a policy during the first policy year.

First-Year Commissions. Commissions on earned first-year premiums or contributions.

Production Bonus. An amount credited on first-year premiums paid on your Variable Adjustable Life Business.

Renewal Premiums. A continuous stream of premiums or contributions established at the time of sale.

Renewal Commissions. Commissions on earned renewal premiums or contributions during the second through the tenth policy year.

Trailing Commissions. Commissions on Qualifying Accumulation Values at the end of each calendar quarter.

Quality Bonus. An amount credited on each renewal premium paid on your Variable Adjustable Life business in the second and third policy years.

Service Fees. The amount credited on each renewal premium paid on your Variable Adjustable Life business and amount credited on each renewal contribution paid on Variable Annuity business after the tenth policy year.

(c) Licenses. You will do all things necessary to get, and to keep in good standing, all licenses which you will need to solicit and sell variable contracts as a life insurance salesman for us in the jurisdictions in which you do business.

(d) Broker-Dealer. You will do all things necessary to get, and to keep in good standing, all licenses which you will need to solicit and sell variable contracts for us and which are required because of your status as a registered representative of the broker-dealer authorized to distribute the variable contracts as our agent. You will also contract with the broker-dealer, such contract to govern your conduct and undertakings with respect to the sale of our variable contracts.

(e) This Agreement. For all purposes under this supplement, we will consider the variable contracts to be our products.

(f) Commissions on variable contracts:

    (1) First-Year Commissions.

        Commissions are a percentage of earned first-year premiums and contributions.

                    Kind of Policy              Rate of Commission
                    --------------              ------------------

                    *Variable Adjustable
                    Life Business                      50%

                    Variable Annuity
                    Business (Forms 92-9283
                    and 92-9284)                        3%

                    MultiOption Select
                    Variable Annuity
                    Business (Form 94-9307)

                               Contribution Amount  Rate of Commissions
                               -------------------  -------------------
                                  $25 -   499,999        3.00%
                             $500,000 -   749,999        2.75%
                             $750,000 -   999,999        2.50%
                           $1,000,000 - 1,499,999        2.25%
                           $1,500,000 - 1,999,999        2.00%
                           $2,000,000 - 2,499,999        1.75%
                           $2,500,000 - 2,999,999        1.50%
                           $3,000,000 - 3,999,999        1.25%
                         $400,000,000 - 4,000,000        1.00%
                                 $5,000,000+          MegAnnuity


              *Target Premium Definition -- 50% first-year commission rate applies to premium up to whole life plan of insurance. Premiums in excess will receive a 4% first-year commission rate.

        First-year commissions are vested and will be credited to you as they become due.

   (2) Renewal Commissions.

       Renewal commissions are percentages of earned renewal premiums and contributions during the second through tenth policy year.

                                                 Rate of Commissions
                                                 -------------------

                                                  Second Policy Year
                         Kind of Policy        Through Tenth Policy Year
                         --------------        -------------------------

                         Variable Adjustable             4%
                         Life Business

                         Variable Annuity
                         Business (Forms 92-9283
                         and 92-9284)                    3%

                         MultiOption Select
                         Variable Annuity
                         Business (Form 94-9307)

                               Contribution Amount  Rate of Commissions
                               -------------------  -------------------
                                   $25 -   499,999        3.00%
                              $500,000 -   749,999        2.75%
                              $750,000 -   999,999        2.50%
                            $1,000,000 - 1,499,999        2.25%
                            $1,500,000 - 1,999,999        2.00%
                            $2,000,000 - 2,499,999        1.75%
                            $2,500,000 - 2,999,999        1.50%
                            $3,000,000 - 3,999,999        1.25%
                          $400,000,000 - 4,000,000        1.00%
                                 $5,000,000+            MegAnnuity


       "Renewal commissions will be vested as described in Section 7(d) of the Agent's contract."

   (3) Trailing Commissions on Variable Annuity Business

       (i) MultiOption Annuities (Policy Forms 92-9283, 92-9284 and 94-9307)

           Trailing commissions are payable in an amount equal to .03125% of Qualifying Accumulation Values at the end of each calendar quarter (.125% annually); provided, that such trailing commissions will not be paid unless the aggregate of all Qualifying Accumulation Values, as of the end of the quarter for which such trailing commissions are determined, is at least:

                       Aggregate Value of             For Calendar Quarters
                  Qualifying Accumulation Values            Ending In
                  ------------------------------      ---------------------

                            $ 70,000                         1994
                              80,000                         1995
                              90,000                         1996
                             100,000               1997 and later


          "Qualifying Accumulation Values" means, with respect to each MultiOption annuity contract included in your Variable Annuity Business, all separate account accumulation values held under such contract; provided, that the separate account accumulation values held under any contract shall not be Qualifying Accumulation Values unless such separate account accumulation values are at least:

                                    Single Premium Contracts
                                    ------------------------
                                             $10,000

                                    Flexible Payment Contracts
                                    --------------------------
                                  $15,000 in contract years 1-5
                                  $25,000 in contract years 6-10
                              $35,000 in contract years 11 and later

          Trailing commissions will be calculated and paid one month following the end of each quarter. No trailing commissions will be paid after your Agency relationship has been terminated.

     (ii) MegAnnuity (Policy Form 87-9154)

          Trailing commissions are payable in an amount equal to .05% of accumulation values in excess of $5 million, as of the end of each calendar quarter (.20% annually), held under MegAnnuity contracts included in your Variable Annuity Business.

          Trailing commissions will be calculated and paid one month following the end of each quarter. No trailing commissions will be paid after your Agency relationship has been terminated.

(g) Commissions on Annuitization Business. We agree to credit to you commissions on your annuitization business if the values have been held by us in a deferred annuity for at least five years. If those values have been held by us in a deferred annuity for more than five but less than ten years, we will credit to you 1.5% of those values. If the values have been held by us in a deferred annuity for more than ten years, we will credit to you an amount equal to 3% of those values. In calculating this commission, any new contributions made within the last two years will not be considered.

(h) Commissions Adjustment. We reserve the right to refund any purchase payments credited to our General Account under a variable contract. If we do make such a refund, we will charge you with the amount of any commission previously paid on the refunded payment. All charges thus made will be a debt which you owe us and will become a first lien against any and all amount due you; we may offset this debt against any amount which we would otherwise credit to you under the Agent's contract.

(i) Production Bonus. We will credit you with a production bonus on first-year earned commissions, which you earn on Variable Adjustable Life. We will calculate the production bonus according to the schedule shown in the Contract Update.

(j) Quality Bonus. We will credit you with a quality bonus for each renewal premium paid on your Variable Adjustable Life business in the second and third policy years. We will calculate the quality bonus according to the schedule shown in the Contract Update.

(k) Service Fees. We will credit you with a service fee for each renewal premium paid on your Variable Adjustable Life business for the second and later policy years. The amount of the service fee is shown in the Contract Update for life renewal premiums. We will credit you with a service fee for each renewal contribution paid on your Variable Annuity business (except for Policy Form 87-9154), for the eleventh and later policy years. The amount of service fee is 3% of the renewal contribution. For MultiOption Select Variable Annuity, the service fee is paid on the following schedule:

                                Contribution Amount  Rate of Service Fees
                                -------------------  --------------------
                                   $25 -   499,999          3.00%
                              $500,000 -   749,999          2.75%
                              $750,000 -   999,999          2.50%
                            $1,000,000 - 1,499,999          2.25%
                            $1,500,000 - 1,999,999          2.00%
                            $2,000,000 - 2,499,999          1.75%
                            $2,500,000 - 2,999,999          1.50%
                            $3,000,000 - 3,999,999          1.25%
                          $400,000,000 - 4,000,000          1.00%
                                  $5,000,000+             MegAnnuity


(l) All provisions of Sections 6-10 of the Agent's contract will apply where applicable to any compensation payable under this supplement.

(m) Minimum Production Requirements. In determining whether you have satisfied the minimum production requirements shown in the Contract Update, we will give you credit for your Variable Annuity business and Variable Adjustable Life business. The credit will be equal to 100% of commissions credited on your Variable Adjustable Life and Variable Annuity business.

(n) Termination of this Supplement. We reserve the right to modify or terminate this supplement at any time; however, any such modification or termination will be made uniformly among all of our agencies of the same class or as required by law or other competent authority.

(o) Effective Date. This supplement shall become effective as of the date shown below.

Executed this _____ day of _________________, 19___


------------------------
Agent's Signature


------------------------
General Agent's Signature

The Minnesota Mutual Life Insurance Company

By
  ----------------------
  Authorized Officer

               Minnesota Mutual
               The Minnesota Mutual Life Insurance Company
               400 Robert Street North
               St. Paul, MN  55101-2098


F. 36071 Rev. 1-95

                                   Schedule A

                      Schedule of Commission Expenses under
                   Variable Adjustable Life Insurance Policy
                   -----------------------------------------

Commissions to registered representative:

                              50% of gross premium in the first policy year

                              6% of the gross premium in policy years two through ten

                              2% in policy years thereafter

                              0% of nonrepeating premiums

The Schedule of Commissions shows the maximum amount of Commissions payable under the Variable Adjustable Life Insurance Policy for plans of insurance described as term and whole life insurance plans. The Commissions payable on premiums received for plans described as greater than whole life plans will differ form the percentages shown above, as a first year commission will be paid only on such amounts as may be classified by Minnesota Mutual as a first year premium, based upon a whole life premium per $1,000 of face amount and a Policy face amount of $100,000. The premiums received in excess of that amount pay commissions at a rate of 4 percent.

In addition, MIMLIC Sales Corporation or The Minnesota Mutual Life Insurance Company will pay, based uniformly on the sales of Variable Adjustable Life Insurance Policies by registered representatives, credits which allow registered representatives (Agents) who are responsible for sales of the Policies to attend conventions and other meetings sponsored by Minnesota Mutual or its affiliates for the purpose of promoting the sale of insurance and/or investment products offered by Minnesota Mutual and its affiliates. Such credits may cover the registered representatives' transportation, hotel accommodations, meals, registration fees and the like. Minnesota Mutual may also pay registered representatives additional amounts based upon their production and the persistency of life insurance and annuity business placed with Minnesota Mutual.